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                       [LETTERHEAD OF COOPERS & LYBRAND]


                      CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Prospectus Supplement dated November 14, 1997 (To Prospectus Dated October 9, 1997) of AFS Funding Corp. relating to the AmeriCredit Automobile Receivables Trust 1997-D of our report dated January 24, 1997 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996.
We also consent to the reference to our Firm under the caption "Experts".


                                     /s/ Coopers & Lybrand LLP

                                     COOPERS & LYBRAND LLP

New York, New York
December 1, 1997